EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS SECOND QUARTER 2006 RESULTS

CHERRY HILL, NJ, August 2, 2006 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended June 30, 2006.

Net revenues for the quarter ended June 30, 2006 were $18.9 million compared to $13.7 million reported for the first quarter of 2006. Net income for the second quarter of 2006 was $1.9 million or $0.21 per diluted share, compared to net income of $340,000 or $0.04 per diluted share for the first quarter of 2006.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "This was an exceptional quarter for us as our revenue and EPS exceeded prior guidance. Each of our three product segments came in ahead of our expectations in both bookings and net revenues, with our overall results demonstrating the improved leverage we have achieved in our operating model. Bookings in the second quarter of 2006 were $20.4 million compared to $15.5 million in the first quarter of 2006. Importantly, based on customer forecasts, we believe the strength in the second quarter was due to larger orders rather than orders being pulled from future quarters."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "On an operational basis, our Company's results during the second quarter of 2006 were very encouraging. This was our fourth consecutive quarter of profitability which resulted in our cash and cash equivalents increasing to $10.6 million. On July 1, 2006, we reinstated certain employee benefits and increased salaries for most of our domestic staff, the majority of whom had not had salary increases in two years. These actions will increase our fixed operating expenses by approximately $215,000 per quarter. Based on current customer forecasts, we expect net revenues will be in the range of $16.5 million to $17.5 million for the quarter ending September 30, 2006, with pre-tax earnings ranging from $0.10 to $0.15 per diluted share."

Investor Conference Call / Webcast Details

inTEST will review second quarter 2006 results and discuss management's expectations for the third quarter of 2006 and current views of the industry today, Wednesday, August 2, 2006 at 5 p.m. ET. The conference call will be available at www.intest.com and by telephone at (201) 689-8560 or toll free at (877) 407-0784. A replay of the call will be available 2 hours following the call through midnight on Wednesday, August 9, 2006 at www.intest.com and by telephone at (201) 612-7415 (international) or (877) 660-6853 (domestic). The account number to access the replay is 3055 and the conference ID number is 206306. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit http://www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Abbas Qasim, 646-536-7014
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2006	6/30/2005	3/31/2006	6/30/2006	6/30/2005
Net revenues	$18,889	$12,155	$13,732	$32,621	$22,840
Gross margin	8,380	4,218	5,834	14,214	7,355
Operating expenses:
Selling expense	2,593	2,406	2,129	4,722	4,479
Engineering and product development expense	1,159	1,532	1,289	2,448	2,936
General and administrative expense	2,303	1,973	2,101	4,404	3,978
Restructuring and other charges	-	320	-	-	420
Operating income (loss)	2,325	(2,013)	315	2,260	(4,458)
Other income	105	101	70	175	140
Earnings (loss) before income taxes	2,430	(1,912)	385	2,815	(4,318)
Income tax expense (benefit)	488	(119)	45	533	(113)
Net earnings (loss)	1,942	(1,793)	340	2,282	(4,205)

Net earnings (loss) per share - basic	$0.22	$(0.21)	$0.04	$0.25	$(0.48)
Weighted average shares outstanding - basic	9,015	8,745	8,991	9,003	8,734

Net earnings (loss) per share - diluted	$0.21	$(0.21)	$0.04	$0.25	$(0.48)
Weighted average shares outstanding - diluted	9,124	8,745	9,068	9,096	8,734

Condensed Consolidated Balance Sheets Data:
	As of
	6/30/2006	3/31/2006	12/31/2005
Cash and cash equivalents	$10,552	$ 8,455	$ 7,295
Trade accounts and notes receivable, net	11,978	9,171	9,443
Inventories	6,552	6,288	6,235
Total current assets	29,666	24,580	23,606
Net property and equipment	3,578	3,700	3,951
Total assets	36,780	31,662	30,869
Accounts payable	4,856	2,781	2,527
Accrued expenses	4,735	4,505	4,295
Total current liabilities	10,337	7,604	7,411
Noncurrent liabilities	589	620	652
Total stockholders' equity	25,854	23,438	22,806